EXHIBIT 10.24

K-SWISS INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective as of December 31, 2007)

ESTABLISHMENT AND PURPOSE OF THE PLAN

K-Swiss Inc. (the “Company”), hereby establishes, effective as of December 31, 2007, this K-Swiss Inc. Directors’ Deferred Compensation Plan (the “Plan”) for present and future members of the Board of Directors who are not employees or officers of the Company. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. The primary purpose of the Plan is to provide members of the Board of Directors who are not employees or officers of the Company with the opportunity to defer voluntarily a portion of their Director’s Fees, subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain Directors of outstanding competence.

DEFINITIONS

a.	“Board of Directors” means the Board of Directors of the Company.

b.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

c.	“Committee” means the Compensation and Stock Option Committee of the Board of Directors.

d.	“Company” means K-Swiss Inc., a Delaware corporation.

e.

“Crediting Rate” shall mean, an interest rate, stated as an annual rate, determined and announced by the Committee before the Year for which it is to be used, that is equal to 120% of the applicable federal long term rate (as described in Section 1274 of the Code). The applicable federal long term rate for a Year shall be the one declared in the December preceding the Year.

f.	“Deferral Account” means the accounting entry made with respect to each Participant for the purpose of maintaining a record of each Participant’s entitlement under the Plan.

g.	“Director” means a member of the Board of Directors of the Company who is neither an employee or an officer of the Company.

h.	“Director’s Fees” mean a Director’s Retainer Fees and Meeting Fees payable in cash.

i.	“Meeting Fees” means the fees paid to a Director on a per meeting basis for attending a meeting of the Board of Directors or a committee thereof.

j.	“Participant” means a Director who is participating in the Plan pursuant to Article IV.

k.	“Plan” means this K-Swiss Inc. Director’s Deferred Compensation Plan, as it may be amended from time to time.

l.

“Retainer Fees” means annual retainer fees paid to a Director for serving as a member of the Board of Directors, as a member of a committee thereof or as chairman of the Board of Directors or a committee thereof.

m.	“Year” means a calendar year.

ADMINISTRATION

n.

Authority of the Committee. Unless otherwise provided by the Board of Directors, the Committee shall administer the Plan. Subject to the provisions herein, the Committee shall have full power and discretion to: (a) determine a member of the Board of Director’s eligibility to participate in the Plan; (b) determine the terms and conditions of each Director’s participation in the Plan; (c) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) compute and certify to the amount and kind of benefits payable to Participants or their beneficiaries; (e) maintain all records that may be necessary for the administration of the Plan; (f) provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries, or governmental agencies as the Committee may determine or as shall be required by law; (g) establish, amend, or waive rules and regulations for the Plan’s administration; (h) appoint a Plan administrator or any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and (i) make other determinations which may be necessary or advisable for the administration of the Plan.

o.

Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.

ELIGIBILITY AND PARTICIPATION

p.

Eligibility. Each Director who is entitled to Director’s Fees shall be eligible to participate in the Plan. In the event a Participant no longer meets the requirements for participation in the Plan, such Participant shall become an inactive Participant, retaining all rights described under the Plan, except the right to make any further deferrals of Director’s Fees until such time that the Participant again becomes an active Participant.

q.

Participation and Deferral Election. Each Director shall become a Participant in the Plan upon his election to defer Director’s Fees hereunder. Directors shall make their elections to defer all or a portion of their Director’s Fees for the Year by completing a “Deferral Election Form,” during the applicable enrollment period (as determined by the Committee) in the Year prior to the Year the Director’s Fees are earned and otherwise payable. An election under this Section 4.2 shall be irrevocable after December 31 of the Year prior to the Year the Director’s Fees are earned and otherwise payable. A separate Deferral Election Form is required for each Year. Each Deferral Election Form will specify the time of distribution (upon cessation of service or a specified year). If a Participant wishes to modify the distribution date or form of distribution for a particular Plan Year, the Participant must submit a distribution election change form for such change. The form must be submitted at least twelve (12) months prior to the first scheduled payment, will not take effect until 12 months after the date on which the election is made, and must provide that the payment be deferred at least five years from the date such payment would otherwise have been made.

r.

Initial Year Eligibility. In the event that a Director first becomes eligible to participate in the Plan after the beginning of a Year, the Company shall notify the Director of his eligibility to participate, and the Company shall provide the Director with a Deferral Election Form; provided, however, that such Participant must make his deferral election within 30 days of the determination that the Director is eligible to participate in the Plan and may elect only to defer Director’s Fees for such Year which are to be earned after the filing of the Deferral Election Form. An election under this Section 4.3 shall be irrevocable with respect to the Year for which the election is made.

DEFERRAL OPPORTUNITY

Subject to Section 4.2 and 4.3, a Participant may elect to defer and have credited to his Deferral Account for any Year up to one hundred percent (100%) of his Director’s Fees. Any amounts deferred pursuant to this Article V shall be credited to the Participant’s Deferral Account pursuant to Section 6.1.

DEFERRAL ACCOUNTS

s.

Participant’s Accounts. The Company shall establish and maintain an individual bookkeeping Deferral Account for Director’s Fees deferred pursuant to this Plan. Each Participant’s Deferral Account shall be credited with Director’s Fees deferred under this Plan on the first day of the month following the date the Director’s Fees would have been paid to the Participant had the Participant not deferred the Director’s Fees to the Plan. A Participant’s Deferral Account shall also be credited with earnings as provided in Section 6.2.

t.

Earnings on Deferred Amounts. A Participant’s Deferral Account shall be credited with earnings at a rate equal to the Crediting Rate, compounded annually, or in such other manner as the Committee may prescribe.

DISTRIBUTIONS

u.

Specified Distribution Year. A Participant may elect to receive all or a portion of a Year’s Director’s Fees (and any earnings) as of a specified distribution year in cash in a single lump sum payment. Distributions under this Section 7.1 shall be paid in January of the year specified in the Participant’s election. Notwithstanding any specified distribution year election by a Participant, if a Participant’s Board service with the Company ceases for any reason prior to receiving full payment of the Participant’s Deferral Account, the unpaid portion of the Participant’s Deferred Account shall be paid in accordance with Section 7.2 below.

v.

Distributions upon Cessation of Board Service. A Participant may elect to receive all or a portion of a Year’s Director’s Fees (and any earnings) as of cessation of the Participant’s service as a member of the Board of Directors in cash in a single lump sum payment, payable within thirty days following the cessation of the Participant’s service as a member of the Board of Directors (including if due to death or disability). Notwithstanding any election made pursuant to Section 7.1 (or in the event that no election is made pursuant to Section 7.1), if the Participant’s service as a member of the Board ceases before all distributions are made pursuant thereto, the balance of the Participant’s Deferral Account will be paid as a single lump sum within thirty days following the cessation of the Participant’s service as a member of the Board (including if due to death or disability).

w.

Incompetence of Distributee. In the event that it shall be found that a person entitled to receive payment under the Plan (including a designated beneficiary) is a minor or is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to any person whom the Committee in its sole discretion determines is entitled to receive it, and any such payment shall fully discharge the Company, the Committee and the Plan from any further liability to the person otherwise entitled to payment hereunder, to the extent of such payment.

DISTRIBUTIONS

x.

Contractual Obligation. Plan is an unfunded plan, therefore no trust shall be established. The Plan shall create an unfunded, unsecured contractual obligation on the part of the Company to make payments from the Participants’ Deferral Accounts when due. Payment of Deferral Account balances shall be made out of the general assets of the Company.

y.

Unsecured Interest. No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. Each Participant, by participating hereunder, agrees to waive any priority creditor status for wage payments with respect to any amounts due hereunder. The Company shall have no duty to set aside or invest any amounts credited to Participants’ Deferral Accounts under this Plan. Deferral Accounts established hereunder are solely for bookkeeping purposes and the Company shall not be required to segregate any funds based on such Deferral Accounts.

AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors shall have the right to amend or terminate the Plan at any time. When the Plan is amended or terminated, a Participant’s Plan benefits shall not be less than the Plan benefits to which the Participant would have been entitled if the Participant’s service as a member of the Board of Directors had ceased immediately prior to the amendment or termination.

MISCELLANEOUS

z.

Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the K-Swiss Inc. Deferred Directors’ Deferred Compensation Plan c/o the Committee, and if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery.

aa.

Nontransferability. Participants’ rights to deferred amounts and earnings credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order, nor shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

bb.

Responsibility for Legal Effect. Neither the Board, the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of this Plan.

cc.

Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

dd.

Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ee.	Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Delaware.